Certain portions of this agreement and exhibits have been omitted and filed separately with the United Sataes Securities and Exchange Commission pursuant to a request for confidential treatment. The omitted portions have been replaced by an * enclosed by brackets ([*]).

Translation



AGREEMENT FOR THE PURCHASE OF TELULAR FIXED TELEPHONY DIGITAL CELLULAR TELEPHONES, AMONG RADIOMOVIL DIPSA, S.A. DE C.V., represented by Jesus Harada Ozawa, hereinafter called "DIPSA", BRIGHTSTAR DE MEXICO S.A. DE C.V., represented by Diego Guillermo Lopez Carbajal, hereinafter called the "SUPPLIER", and TELULAR CORPORATION, represented by Kenneth E. Millard, hereinafter called the "Manufacturer", the parties agreeing to the following recitals and clauses:

RECITALS

1.    The legal representative of DIPSA declares that:

      His principal is a business corporation organized under the laws of Mexico, with Federal Taxpayer Registry No. RDI-841003-QJ4, and its corporate purpose is, among other things, the installation, operation and exploitation of mobile cellular radiotelephony services.

      He evidences his capacity as legal representative of Radiomovil DIPSA, S.A. de C.V., with a certified copy of Public Deed No. 114779 dated October 3, 1997, before Notary Public No. 54, Homero Diaz Rodriguez of the Federal District. He declares, under protest to tell the truth, that said power has not been revoked or limited in any way, and that he has sufficient powers to bind his principal pursuant to the terms of this agreement.

2.    The legal representative of the "SUPPLIER" declares that:

      His principal is a business corporation organized under the laws of Mexico, with Federal Taxpayer Registry No. BME-991012-1F9, and its corporate purpose is, among other things, the purchase, sale, distribution, importation and exportation of telecommunications and similar devices.

      He evidences his capacity as legal representative of Brightstar de Mexico, S.A. de C.V., with a certified copy of Public Deed No. 83964 dated March 29, 2000, before Notary Public No. 89 of the Federal District, Gerardo Correa Etchegaray, and, under protest to tell the truth, declares that said power has not been revoked or limited in any way, and he has sufficient powers to bind his principal pursuant to the terms of this Agreement.

3.    The legal representative of the "MANUFACTURER" declares that:

      His principal is a business corporation organized under the laws of Delaware, United States of America, with Employer Identification No. 36-3885440, and its corporate purpose is, among other things, the manufacturing of cellular radiotelephony equipment.

      He has sufficient power to bind his principal pursuant to the terms of this agreement in accordance with applicable U.S. law by virtue of his position as President and Chief Executive Officer of said company. He declares, under protest to tell the truth, that said power has not been revoked or limited in any way affecting the validity of his principal's obligations under this agreement.


The parties agree to the following clauses and exhibits:

I.    Commercial terms and conditions

       First Clause            Purpose
       Second Clause           Prices
       Third Clause            Form and Terms of Payment
       Fourth Clause           Form and Terms of Delivery
       Fifth Clause            Monetary Compensation
       Sixth Clause            Warranties
       Seventh Clause          Insurance
       Eighth Clause           Transportation and Storage

II.   Training

       Ninth Clause            Training

III.  Obligations

       Tenth Clause            Obligations of DIPSA
       Eleventh Clause         Obligations of SUPPLIER
       Twelfth Clause          Obligations of MANUFACTURER

IV.   General Terms

       Thirteenth Clause       General
       Fourteenth Clause       Force Majeure
       Fifteenth Clause        Limitation of Liability
       Sixteenth Clause        Termination of Agreement
       Seventeenth Clause      Correspondence
       Eighteenth Clause       Jurisdiction and Competent Courts
       Nineteenth Clause       Powers of Legal Representatives

      Exhibits


       Exhibit 1               Technical Description of
                               Telular Model Phonecell
                               SX4D TDMA-800 Voice
                               Deskphone

       Exhibit 2               DIPSA Purchase Order to
                               SUPPLIER

SECTION I.	COMMERCIAL TERMS AND CONDITIONS

FIRST CLAUSE.  PURPOSE

The MANUFACTURER sells to SUPPLIER, SUPPLIER purchases from MANUFACTURER, SUPPLIER sells to DIPSA and DIPSA purchases from the SUPPLIER, pursuant to the terms and conditions set forth herein, [*] Telular Model PHONECELL SX4D TDMA-800 VOICE DESKPHONE fixed telephony digital cellular telephones, listed in Purchase Order No. 7200032442 dated September 13, 2000, the technical description of which is contained in Exhibit 1, which forms an integral part hereof.

DIPSA may order and purchase additional telephones at the volume agreed herein at any time according to its needs by means of documentation (purchase orders) agreed among the parties.

SECOND CLAUSE.  PRICES

The unit price agreed for the purchase of the fixed digital cellular telephones by SUPPLIER from MANUFACTURER will be [*] FOB Vernon Hills, Illinois, U.S.A.

The unit price agreed for the purchase of the fixed digital cellular telephones by DIPSA from SUPPLIER will be [*] placed in the Telcel warehouses, plus value added tax. The above-mentioned price is itemized in the purchase order attached in Exhibit 2, which forms an integral part hereof.

The MANUFACTURER undertakes to reduce its sales price for the Telular Model SX4D TDMA-800 VOICE DESKPHONE fixed digital cellular telephones purchased hereunder by the SUPPLIER, and the SUPPLIER undertakes to reduce its sales price for said telephones purchased hereunder by DIPSA, at the same time and in the same amount as the component manufacturer Ericsson reduces the sales cost in the future of the DM10 transceiver below the initial cost for said transceiver negotiated by Telular Corporation as of the signing of this agreement.

The unit prices established above were calculated based on a total [*] being delivered to DIPSA over twelve months as scheduled pursuant to the Fourth Clause. DIPSA shall be entitled to purchase additional units under the same terms and conditions set forth in this agreement if DIPSA provides MANUFACTURER written notice and an appropriate purchase order (i) within fifteen (15) months from the entry into effect of this agreement and (ii) at least four (4) months in advance of the requested delivery by MANUFACTURER of the additional units.

The MANUFACTURER warrants to SUPPLIER and SUPPLIER warrants to DIPSA that the prices given are the best in the market, and such prices will never be higher than those offered to other customers or distributors, under similar circumstances and conditions and in similar volumes. On the contrary, and in order to protect DIPSA, the prices assigned by SUPPLIER to DIPSA shall be least ten dollars below the price at which SUPPLIER sells to its distributors. Otherwise, SUPPLIER shall compensate the resulting difference in favor of DIPSA, in accordance with the applicable purchase orders.

THIRD CLAUSE.  FORM AND TERMS OF PAYMENT

The price of the telephones hereunder shall be paid in accordance with the following:

SUPPLIER shall pay MANUFACTURER in full for each shipment of the fixed digital cellular telephones prior to shipping, immediately upon presentation of appropriate shipping documents issued to a freight forwarder evidencing MANUFACTURER's instructions to make such shipment to SUPPLIER or by irrevocable letter of credit payable in 30 days. MANUFACTURER shall ship to SUPPLIER upon receipt of payment from SUPPLIER. MANUFACTURER will provide SUPPLIER a .0667% discount for payments made prior to shipments.

DIPSA shall pay SUPPLIER one hundred percent (100%) of the price of each shipment within thirty (30) days from the date of a shipment upon delivery of corresponding invoices and evidentiary documentation, provided that SUPPLIER supplies DIPSA a bill of lading evidencing that the shipment of telephones purchased by DIPSA is in Mexico and document evidencing that MANUFACTURER has been paid for said shipment.

Prices will be in the legal currency of the United States of America (hereinafter, for the sake of brevity, indistinctly "Dollars" or "USD"). SUPPLIER will pay MANUFACTURER only in USD. DIPSA shall pay SUPPLIER in USD. However, DIPSA may pay SUPPLIER in Mexican currency according to the exchange rate for obligations denominated in foreign currency payable in Mexico, published by the Bank of Mexico in the Official Diary of the Federation on the effective date of payment.

SUPPLIER will place One Million and no/100 U.S. Dollars (USD1,000,000.00) on deposit with MANUFACTURER to secure SUPPLIER's and DIPSA's performance under this agreement. The entire One Million and no/100 U.S. Dollars (USD1,000,000.00) will remain on deposit until payment is made to MANUFACTURER in full for the first [*] telephones purchased by SUPPLIER pursuant to this agreement, and if fewer than [*] telephones are paid for by SUPPLIER for any reason other than MANUFACTURER's breach, SUPPLIER shall forfeit all rights to the amount of said deposit to MANUFACTURER. Following receipt of payment to MANUFACTURER [*] telephones, MANUFACTURER shall return to SUPPLIER Ten U.S. Dollars (USD10.00) from the deposit for each of the following [*] telephones paid for by SUPPLIER pursuant to this agreement. MANUFACTURER shall retain all other rights to the deposit until it is paid in full for the [*] telephones purchased pursuant to this agreement, and the entire deposit will only be returned to SUPPLIER upon such final payment. The deposit will accrue 8% simple interest which will only become due upon return of the entire deposit to SUPPLIER.

Such payment terms shall apply to additional purchases of Telular telephones confirmed by purchase order from DIPSA if expressly accepted by MANUFACTURER and SUPPLIER.

FOURTH CLAUSE.  FORM AND TERMS OF DELIVERY

1. The fixed digital cellular telephones which are the subject of this Agreement shall be delivered to DIPSA through SUPPLIER in accordance with all terms contained in the purchase order.

2. The delivery time for the telephones to DIPSA shall be monthly as specified in the following chart and in accordance with the specifications contained in the purchase order which forms an integral part hereof.

        Number of units to be delivered         Delivery Date

                     [*]                        November 2000
                     [*]                        December 2000
                     [*]                        January 2001
                     [*]                        February 2001
                     [*]                        March 2001
                     [*]                        April 2001
                     [*]                        May 2001
                     [*]                        June 2001
                     [*]                        July 2001
                     [*]                        August 2001
                     [*]                        September 2001
                     [*]                        October 2001
                     [*]                        GRAND TOTAL

In the event of lower than expected market acceptance of the telephones, DIPSA shall be entitled to extend deliveries through December 2001, provided it provides manufacturer four (4) months written notice of its intention to do so.

In the event of unjustified delay or failure to deliver at least eighty percent (80%) of the telephones specified above by of the MANUFACTURER or the SUPPLIER, the penalties set forth in the Fifth Clause hereof will be applied to relevant party or parties.

3. DIPSA may make additional telephone purchases, confirming to the SUPPLIER and MANUFACTURER by means of a purchase order and new agreement that must be acceptable to the SUPPLIER and MANUFACTURER.

4. The SUPPLIER undertakes to replace within thirty (30) days any telephones missing from shipments not delivered in full.

5.	In the event of delays in delivery by the MANUFACTURER and/or SUPPLIER, regardless of any penalties to which it may be subject due to such non-performance, the relevant party shall channel all its human and economic resources to resolve the problem as soon as practicable.

6. The MANUFACTURER warrants that the telephones delivered shall be free of manufacturing defects and defects in materials and workmanship and the SUPPLIER warrants that the serial numbers (SN) shown on the cases contain the same "SN" as the units of equipment, otherwise DIPSA may choose from the following two options:

A)	Hire human resources to review and correct any programming or labeling errors detected, passing the cost on to SUPPLIER and MANUFACTURER in accordance with their respective responsibility.

B) Return the equipment lot immediately if it is not sure that the equipment arrived correctly packaged, having detected any error in origin, without any liability to DIPSA, all in accordance with the Sixth Clause below.

7.	All expenses incurred in importing the units shall be borne by the
SUPPLIER.

8. This Agreement may not be cancelled or modified without the express written consent of all parties.

FIFTH CLAUSE.  MONETARY COMPENSATION

1. In the event that there are delays in delivering the telephones covered hereunder for more than twenty (20) days, due to causes attributable to the SUPPLIER or MANUFACTURER, a penalty equivalent to one dollar per each unit not delivered will be applied for each day of delay in delivery. Such penalty shall be attributed between the SUPPLIER and MANUFACTURER in accordance with their respective responsibility for the relevant delay, provided that MANUFACTURER's performance shall be considered complete when the telephones are available for shipping FOB Vernon Hills, Illinois, USA. Such penalty shall not exceed four percent (4%) of the price pursuant to this agreement of the affected telephones.

The monetary compensation mentioned in the preceding point will be paid by the SUPPLIER to DIPSA at the time of payment of the corresponding invoice.

2.	Payment of penalty interest for late payment of invoices

The SUPPLIER grants an additional period of five (5) calendar days after the thirty (30) calendar days set forth in the agreement, for which interest will not apply to outstanding invoices of DIPSA during the thirty-five (35) days after presentation of the invoice.

Without waiving any other legal and contractual rights and remedies to which they are entitled, the SUPPLIER and MANUFACTURER reserve the right to suspend shipment of the devices in the event of default in payment.

SIXTH CLAUSE.  WARRANTIES

MANUFACTURER warrants that the Telular cellular telephone Model SX4D TDMA-800 VOICE DESKPHONE telephones delivered pursuant to this agreement will be free of manufacturing defects and defects in materials and workmanship. This warranty will be valid for a period of 12 months from the date of delivery to the final consumer or fifteen (15) months from the date of shipment, whichever is less. Accordingly, MANUFACTURER warrants this product for all parts and labor for any manufacturing defect upon delivery to the final consumer.

The warranty shall apply as follows:

REPLACEMENT WITH NEW UNITS

All new cellular telephones submitted by the customer under the warranty less than 15 days from the time it is received by DIPSA and with less than 60 minutes of use (internal counter) shall be exchanged on an express basis, in other words, as soon as practicable, physical exchange for a new unit, for which SUPPLIER shall maintain a stock of new equipment of 500 units. Such units will be provided by the MANUFACTURER. MANUFACTURER shall hold title in all units that are not consumed by DIPSA in the discharge of MAUNUFACTURER's warranty obligation hereunder.

DIPSA shall be responsible for the transportation (including related insurance) of all non-functioning equipment to SUPPLIER in Mexico City. SUPPLIER shall be responsible for the transportation (including related insurance) required to deliver replacement equipment to DIPSA at one of the nine (9) DIPSA distribution centers located within the Republic of Mexico. MANUFACTURER shall pay SUPPLIER Two United States Dollars and no/100 (USD2.00) plus actual SUPPLIER's transportation, importation and related insurance costs per telephone unit replaced, based on actual cost as evidenced by invoices, for managing and replacing such telephone units.

EQUIPMENT REPAIR

The MANUFACTURER undertakes to repair, for its own account, telephones submitted by the user under warranty for telephones that do not function properly. If the claim exceeds the term of 10 days following the purchase or activation, the MANUFACTURER shall repair the equipment immediately and may not exceed ten (10) business days from the time the equipment is received for such repair, after MANUFACTURER or its representative receives the damaged equipment. Any repair not covered by the warranty shall be charged to the customer. DIPSA must transport equipment requiring repair to a location designated by MANUFACTURER, and MANUFACTURER will be responsible for transportation (and related insurance) costs required to return the repaired equipment back to one of the nine (9) DIPSA distribution centers in Mexico.


SEVENTH CLAUSE.  INSURANCE

All insurance-related procedures and expenses will be paid by the SUPPLIER until delivery to the warehouses of DIPSA.

EIGHTH CLAUSE.  TRANSPORTATION AND STORAGE

1. Transportation Terms: All expenses for transportation of the telephones covered hereunder from the place of origin to the place of delivery to the DIPSA warehouses shall be paid by the SUPPLIER, as set forth in its purchase order, which is an integral hereof.

SECTION II.  TRAINING

NINTH CLAUSE.  TRAINING

The MANUFACTURER undertakes to offer once a month for a period of six months a technical course for ten persons and technical service for each of the different departments of the company in order for the company to provide telephone repair service according to the level considered by Telular Corporation.

These courses will be given at the facilities of DIPSA in Mexico City.

The SUPPLIER must provide said courses on the dates agreed by the parties, which must be given at no cost by highly skilled personnel.

SECTION III.   OBLIGATIONS

TENTH CLAUSE.  OBLIGATIONS OF DIPSA

The obligations of DIPSA are:

1.	Comply with each and every one of the obligations it assumes hereunder.

2. Accept all [*] contracted units.

3.	Pay the SUPPLIER within the term indicated in the Third Clause and in accordance with the amounts set forth in the purchase order that forms an integral part hereof.

4.	Comply with all the terms of this Agreement.

5.	Use its best efforts as agreed among the parties to improve marketing efforts in the event market acceptance of the telephones is less than expected.

ELEVENTH CLAUSE.  OBLIGATIONS OF THE SUPPLIER

The obligations of the SUPPLIER are:

1. Promptly deliver at the agreed times and form, the Telular SX4D
TDMA-800 VOICE DESKPHONE cellular telephones in accordance with the order specifications which form an integral part hereof. If there is a delay, the penalties set forth in the Fifth Clause will be applied.

2.	Deliver to DIPSA the telephones covered hereunder, in the terms and conditions set fourth in the Fourth Clause.

3. Pay MANUFACTURER for the telephones covered hereunder, in the terms and conditions set fourth in the Third Clause.

4. Confirm the performance of the telephones before the applicable authorities and secure the Norma Oficial Mexicana (NOM) (for which it will be reimbursed by MANUFACTURER for related expenses of not more than Three Thousand United States Dollars and no/100 (USD3000.00)).

5.	Comply with all the terms of this Agreement.

6.	Use its best efforts as agreed among the parties to improve marketing efforts in the event market acceptance of the telephones is less than expected.

TWELFTH CLAUSE.  OBLIGATIONS OF MANUFACTURER

The obligations of MANUFACTURER are:

1.	Comply with each and every one of the obligations it assumes hereunder.

2. Manufacture all [*] contracted units.

3. Deliver to the SUPPLIER the contracted units in accordance with the terms and conditions indicated in the Fourth Clause.

4.	Comply with all the terms of this Agreement.

5.	Use its best efforts as agreed among the parties to improve marketing efforts in the event market acceptance of the telephones is less than expected.

6.	Provide SUPPLIER with all technical information necessary, including manuals, to enable SUPPLIER to secure the NOM and confirm the performance of the telephones with applicable authorities.

SECTION IV.  GENERAL TERMS

THIRTEENTH CLAUSE.  GENERAL

1.	Contracts with Third Parties

The SUPPLIER and/or MANUFACTURER may enter into agreements with third parties with the knowledge and express authorization of DIPSA, whether legal or natural persons, for the delivery of Telular telephones. Said authorization shall not contravene the timely delivery of the telephones, but it will be directly responsible to DIPSA for telephone quality. This circumstance may not be utilized or made an exception as a reason for evading compliance with the warranties and/or monetary penalties set forth herein.

2.	Contract Administration

Immediately after the signing of this Agreement, each party shall designate its authorized representatives in writing, who shall be authorized to sign the correspondence relating to the Agreement and the execution thereof. The representatives shall not have the power to agree to changes in the Agreement. At the request of either of the parties hereto, the representatives shall do what is necessary to hold review meetings.

3.	Civil Liability

The SUPPLIER and MANUFACTURER, upon delivery to the site of the telephones which are the subject hereof, shall be released from any liability to DIPSA or third parties, with respect to persons and/or property, due to accidents or claims as a result of the operation and/or handling of the telephones.

4.	Signature Identification.

This Agreement must be signed on all pages hereof as proof of validation by the legal representatives of DIPSA, MANUFACTURER and the SUPPLIER.

5.	Compliance with Laws

Neither SUPPLIER nor DIPSA will use any payment or other benefit derived from MANUFACTURER to offer, promise or pay any money, gift or any other thing of value to any person for the purpose of influencing official actions or decisions affecting this agreement, while knowing or having reason to know that any portion of this money, gift or thing will, directly or indirectly, be given, offered or promised to (i) an employee, officer or other person acting in an official capacity for any government or its instrumentalities or
(ii) any political party, party official or candidate for political office.

FOURTEENTH CLAUSE.  FORCE MAJEURE

Neither of the parties shall be deemed liable nor shall be subject to any penalties due to the non-performance or delay in performing its obligations hereunder, if said non-performance or delay is due to fortuitous events or events of force majeure such as strikes, war, hostilities, civil unrest or riots, fire, cataclysm or, in general, any cause beyond the control of either party and not caused by said parties.

In such case, the affected party shall notify the other party within fifteen
(15) calendar days following the event, with all the information available with respect thereto, to the extent that circumstances permit it.

The term of the Agreement shall be extended for the time necessary to compensate for the delay caused by the event of force majeure in accordance with the provisions of this Agreement.

FIFTEENTH CLAUSE.  LIMITATION OF LIABILITY

The liability of either of the companies to pay the other indemnification for non-performance of the Agreement shall be with respect to the result of such non-performance, without exceeding the total value of the non-performance of the Agreement.

None of the parties hereto may take any action as a result of non-performance of this Agreement or of any of the obligations hereunder after an additional two (2) years from the time the cause of action occurred.

SIXTEENTH CLAUSE.  TERMINATION OF THE AGREEMENT

A)	None of the parties may terminate this agreement early for any reason without the express written consent of all other parties. The agreement shall be considered to be terminated when the MANUFACTURER delivers to SUPPLIER and SUPPLIER delivers to DIPSA the last unit of the [*] contracted hereunder and when they have been paid for.

B) The agreement may be extended as the telephones are sold by DIPSA, upon terms agreeable to all of the parties.

SEVENTEENTH CLAUSE.  NOTICES

For purposes of this Agreement, the parties indicate the following as their domiciles:

For RADIO MOVIL DIPSA, S.A. DE C.V.    For BRIGHTSTAR DE MEXICO, S.A. DE C.V.
(DIPSA):                               (SUPPLIER):

RADIOMOVIL DIPSA, S.A. DE C.V.         BRIGHTSTAR DE MEXICO, S.A. DE C.V.
Lago Alberto No. 366                   Av. Industria No 35 Col. San Pablo Xalpa
Col. Anahuac, C.P. 11320               Col. San Pablo Xalpa
Mexico, D.F.                           C.P. 54170 Tlalnepantla Edo. De Mexico

For TELULAR CORPORATION
(MANUFACTURER):

TELULAR CORPORATION
647 N. Lakeview Parkway
Vernon Hills, IL  60061
U.S.A



The above-mentioned addresses are understood to be for purposes of notification and communication solely and exclusively with respect to this Agreement.

EIGHTEENTH CLAUSE.  JURISDICTION AND COURTS

For the interpretation and performance of this Agreement, the parties submit themselves to the jurisdiction and competence of the courts of Mexico City, D.F., which shall be solely competent to resolve any dispute arising between the parties, who waive any forum that may correspond to them by reason of their present or future domiciles, declaring henceforth that their respective domiciles are as indicated in the immediately preceding clause.

NINETEENTH CLAUSE.  POWERS OF THE LEGAL REPRESENTATIVES

DIPSA declares that its legal representative has sufficient powers to sign this agreement, which powers to date have not been revoked, restricted or in any way limited.

The SUPPLIER declares that its legal representative has sufficient powers to sign this agreement, which powers to date have not been revoked, restricted or in any way limited.

The MANUFACTURER declares that its legal representative has sufficient powers to sign this agreement, which powers to date have not been revoked, restricted or in any way limited.


This Agreement is read, signed and ratified in duplicate in Mexico, D.F., on September 13, 2000, as the true expression of their will and does not contain any provisions to the contrary, representing fraud, injury or bad faith with respect to the parties.

For RADIO MOVIL DIPSA, S.A. DE C.V.:   For BRIGHTSTAR DE MEXICO, S.A. DE C.V.:

RADIOMOVIL DIPSA, S.A. DE C.V.         BRIGHTSTAR DE MEXICO, S.A. DE C.V.
Lago Alberto No. 366                   Av. Industria No 35
Col. Anahuac, C.P. 11320               Col. San Pablo Xalpa C.P. 54170
Mexico, D.F.                           Tlalnepantla Edo. De Mexico


JESUS HARADA OZAWA                     DIEGO GUILLERMO LOPEZ CARBAJAL
Legal Representative                   Legal Representative


For TELULAR CORPORATION
(MANUFACTURER):

TELULAR CORPORATION
647 N. Lakeview Parkway
Vernon Hills, IL  60061
U.S.A


KENNETH E. MILLARD
President and Chief Executive Officer


WITNESSES

JOSE MORALES DUARTE
Purchase Manager
RADIOMOVIL DIPSA, S.A. DE C.V.




EXHIBIT 1
Technical Description of Telular Model Phonecell SX4D TDMA-800 Voice Deskphone
          [*]


EXHIBIT 2
DIPSA Purchase Order to SUPPLIER


TELCEL M.R.                Vendor Code       511863              Ship Via
Digital PCS                Vendor Address                        FOB Vendor

Lago Alberto No. 366       Brightstar De Mexico, S.A. De C.V.
Col. Anahuac, C.P. 11320   Av. Industria #35                     Conditions
Mexico D.F.                San Pablo Xalpa
                           Tlanepantla                           According to
                           MX                                    Contract
                           C.P. 54170
                           Tel: 5333 9260                        Consign to:

                                                                 According to
                                                                 clause in
                                                                 Contract

                                                                 Warehouse
                                                                 goods to be
                                                                 delivered to
                                                                 (Optional
                                                                 invoice to:)
                                                                 See detailed
                                                                 order

                                                                 Payment Terms

                                                                 Special
                                                                 conditions
                                                                 verified in
                                                                 the order

                                                                 (From receipt
                                                                 of documents)

                           Quotation's
Purchase Order             Numbers Dated  Month  Day  Year
7200032442
                    Page
Month Day Year      Number                                       Observations
   09.13.2000       1 of 2  Purchase Order Number Must Be
                            Mentioned On All Correspondence      Modification
Requisition Number  Buyer   Documents And Packing                No 407
See detailed         020
position in order
                                                                  Net    Net
      Requisition/                                               Unit   Total
Item  Material No.  Description  Mth  Day  Year  Quantity  Unit  Price  Price
00010      /        Telular      10   01   2000    [*]     Pcs    [*]    [*]
        /7000127    Phonecell
        TLR00001
                    Cellular Equipment Telular Brand Phonecell SX4D
                    TDMA Deskphone Model
                    Includes:

                       1 One Desktop Cellular Telephone
                       Handset
                       Antenna And/Or Adapter
                       Power Supply And/Or Adapter
                       OTAF Function
                       Programming
                       Telcel Design Packaging
                       Distribution To Regions
                       Express Exchange Stock
                       12 Month Warranty
                       Manual In Spanish

Purchase Order  7200032442
Page Number     2 of 2

Modification # 407
Article description is modified as it does not include backup battery

Telular brand cellular equipment phoncell SX4D TDMA-800 Deskphone model.
The detailed description of the equipment is specified in attachment 1 of the contract signed between Telular Corporation and Radiomovil Dipsa S.A. De C.V.

Requestor:Regions 01 to 09

By accepting the order, the provider accepts all of the conditions set forth in the contract.

Payment Terms
According to contract

Delivery Schedule
According to clause four of the contract

Warranty
According to the contract

Notes

  This purchase order is subject to the clauses and attachments to the contract signed between Telular Corporation, Brightstar S.A. De C.V. and Radiomovil Dipsa S.A. De C.V.

  Payment will be made according to the exchange rate of the day prior to payment (Official Federal Newspaper)[(Diario Oficial De La Federacion)]

  As Telcel's policy, the supplier shall invoice in the currency in which this order is made.

Any notations after this line are null